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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        COMMISSION FILE NUMBER 333-67661
                        --------------------------------

                           VALLEY NATIONAL CORPORATION
                           ---------------------------
                (Name of registrant as specified in its charter)


                1234 EAST MAIN STREET, EL CAJON, CALIFORNIA 92021
                -------------------------------------------------
                    (Address of principal executive offices)

         Issuer's telephone number, including area code: (619) 593-3330


             Title of each class of securities covered by this form:
                                  Common stock


Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:


                                      None


Rule provision relied upon to terminate or suspend the duty to file reports:
                              RULE 12h-3(b)(1)(i)
                              -------------------

Approximate number of holders of record as of the certification or notice date: 1,234


Pursuant to the requirements of the Securities Exchange Act of 1934 Valley National Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  November 8, 1999                By:   /s/ Paul M. Cable
    --------------------                     -------------------------------
                                              Paul M. Cable,
                                              Senior Vice President and Chief
                                              Financial Officer